Exhibit 18.1

May 15, 2003

Cap Rock Energy Corporation

500 West Wall St., Suite 400

Midland, Texas 79701

RE:  Change in Accounting Principles

Ladies and Gentlemen:

We have been furnished with a copy of the quarterly report on Form 10-Q of Cap Rock Energy Corporation (the Company) for the three months ended March 31, 2003, and have read the Company’s statements contained in Note 3 to the consolidated financial statements included therein.  As stated in Note 3, the Company changed its method of recognizing operating revenues from an as-billed method, to recognizing revenue on an accrual basis, which states that the newly adopted accounting principle is preferable in the circumstances because accruing unbilled revenues more closely matches revenues and expenses and is consistent with the new method used to determine the Company’s annual revenue requirements and rates as approved by the Company’s board of directors.  In accordance with your request, we have reviewed and discussed with Company officials the circumstances, business judgment and planning upon which the decision to make this change in method of accounting was based.

We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2002, nor have we audited the information set forth in the aforementioned Note 3 to the consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method.  However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable with regard to the Company’s circumstances.

Very truly yours,

KPMG LLP